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                                 EXHIBIT 12.2
                    COMPUTATION OF RETURN ON AVERAGE ASSETS

Three and Twelve Months Ending December 31, 1998

                                      Total Assets
                              ------------------------------
                              Three Months      Twelve Months
                              ------------      -------------
December 31, 1997                               1,938,353,000
January 31, 1998                                1,895,542,148
February 28, 1998                               1,870,634,955
March 31, 1998                                  1,950,483,128
April 30, 1998                                  1,940,289,098
May 31, 1998                                    1,974,415,066
June 30, 1998                                   2,140,550,495
July 31, 1998                                   2,197,688,370
August 31, 1998                                 2,181,332,958
September 30, 1998           2,147,348,148      2,147,348,148
October 31, 1998             2,299,150,858      2,299,150,858
November 30, 1998            2,382,551,961      2,382,551,961
December 31, 1998            2,314,575,817      2,314,575,817
                            --------------     --------------
                             9,143,626,784     27,232,916,002
                            --------------     --------------
Divide by Number of Months               4                 13
                            --------------     --------------
Average                     $2,285,906,696     $2,094,839,692
                            ==============     ==============
Net Income (Loss)               $1,424,000         $6,223,000
Divide by Average Assets     2,285,906,696      2,094,839,692
                            --------------     --------------
Return on Average Assets             0.25%              0.30%
                            ==============     ==============